Exhibit 99.3

EXAMWORKS GROUP, INC.

LETTER TO REGISTERED HOLDERS AND
DEPOSITORY TRUST COMPANY PARTICIPANTS

OFFER TO EXCHANGE

$250,000,000 AGGREGATE PRINCIPAL AMOUNT OF 9% SENIOR UNSECURED NOTES DUE 2019, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING 9% SENIOR UNSECURED NOTES DUE 2019 WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

To Registered Holders and Depository Trust Company Participants:

Enclosed are the materials listed below relating to the offer by ExamWorks Group, Inc., a Delaware corporation (the “Issuer”), to exchange its new 9% Senior Unsecured Notes due 2019 (the “Exchange Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 9% Senior Unsecured Notes due 2019 which have not been registered under the Securities Act (the “Original Notes”) upon the terms and subject to the conditions set forth in the accompanying Prospectus, dated                        , 2012 (as the same may be amended or supplemented from time to time, the “Prospectus”), and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Prospectus.

Enclosed herewith are copies of the following documents:

1. Prospectus dated            , 2012;

2. Letter of Transmittal;

3. Notice of Guaranteed Delivery; and

4. Letter which may be sent to your clients (“Letter to Clients”) for whose accounts you hold Original Notes registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients’ instructions with regard to the Exchange Offer.

We urge you to contact your clients promptly.  Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on              , 2012, unless extended.  Tendered Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered, except that Original Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Pursuant to the Letter of Transmittal, each holder of Original Notes shall represent to the Issuer that (i) any Exchange Notes received by it will be acquired in the ordinary course of its business, (ii) at the time of the commencement and consummation of the Exchange Offer the holder has not entered into any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act, (iii) if the holder is an “affiliate” of the Issuer within the meaning of Rule 405 of the Securities Act, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it and (iv) if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer, the holder shall make the representations to the Issuer that are described in the immediately following paragraph.  If the holder is a person in the United Kingdom, the holder represents that its ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business.

The Exchange Offer is being made based on the our understanding of interpretations of the staff of the Securities and Exchange Commission (the “SEC”) contained in Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), or similar no-action letters, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by each holder thereof (other than a broker-dealer who acquires such Exchange Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or any such holder that is an affiliate of the Issuer or an affiliate of any Guarantor within the meaning of Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder’s business and such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in a distribution of such Exchange Notes. If a holder of the Original Notes is an affiliate of the Issuer or an affiliate of any Guarantor, is not acquiring the Exchange Notes in the ordinary course of its business, is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (x) may not rely on the applicable interpretations of the staff of the SEC and (y) in the absence of an exception from the position stated immediately above, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If the holder is a broker-dealer that will receive the Exchange Notes for its own account in exchange for the Original Notes, it shall represent to the Issuer that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a Prospectus in connection with any resale or transfer of such Exchange Notes; provided, however, that by so acknowledging and by delivering a Prospectus, such holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Issuer will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and may terminate the Exchange Offer (whether or not any Original Notes have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the conditions described in the Prospectus under “The Exchange Offer—Conditions” have occurred or exist or have not been satisfied.

The Issuer will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

The Exchange Offer provides a procedure for holders to tender the Original Notes by means of guaranteed delivery.

Additional copies of the enclosed material may be obtained from the Exchange Agent at its address and telephone number set forth on the Letter of Transmittal.

Very truly yours,

/s/ ExamWorks Group, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF EXAMWORKS GROUP, INC. OR U.S. BANK, NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.